UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 31, 2012

CUBIC ENERGY, INC.

(Exact name of registrant as specified in its charter)

Texas	001-34144	87-0352095
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

9870 Plano Road Dallas, Texas	75238
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (972) 686-0369

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                   Entry into a Material Definitive Agreement.

Effective as of December 31, 2012, Cubic Energy, Inc. (the “Company”) agreed to an amendment to its credit agreement (the “Credit Agreement”) with Wells Fargo Energy Capital, Inc. (“WFEC”) providing for an extension until March 31, 2013 of the required repayment date of all amounts outstanding under the convertible term note of $5 million and the revolving credit facility with a current balance of approximately $20.87 million.  The amendment, among other things, requires that the Company immediately pay a renewal fee of $260,000 to WFEC.  In connection with the amendment, warrants held by WFEC, which are convertible into 8.5 million shares of the Company’s common stock, are modified to provide for an exercise price of $0.20 per share and a termination date of December 1, 2017.

The amendment also provides that if the Company does not consummate a substantive transaction involving the acquisition of leases and/or minerals with oil and/or natural gas liquids by March 31, 2013, the Company agrees to the payment of an additional loan fee of $260,000 and to re-price the conversion price of the $5 million convertible term note to $0.20 per share.

Effective as of January 1, 2013, the Company also agreed to an extension of the subordinated promissory note payable to Calvin A. Wallen, III, the Company’s Chairman of the Board and Chief Executive Officer, in the principal amount of $2,000,000, plus accrued and unpaid interest.  The terms of the amended note are consistent with the prior note, except that the outstanding principal balance of the note, together with accrued and unpaid interest, is due and payable not later than April 1, 2013.  Consistent with the prior note, the new note bears interest at the prime rate plus one percent (1%) and is subordinated to the indebtedness under the Credit Agreement.  There was no consideration paid to Mr. Wallen in connection with this extension.

Item 8.01                   Other Events

On January 7, 2013, the Company issued a press release announcing that it had entered into the extensions described above.  A copy of the press release is filed herewith as Exhibit 99.1.

Item 9.01                   Financial Statements and Exhibits.

(d)                                 Exhibits.

99.1                                                Press release, dated January 7, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 7, 2013	CUBIC ENERGY, INC.

	By:	/s/Jon S. Ross
Jon Stuart Ross, Secretary